Exhibit 99.1

Voltari Announces Extension of Rights Offering; Receipt of NASDAQ Notice of Non-Compliance

NEW YORK – March 17, 2015 Voltari Corporation (NASDAQ: VLTC) announced today that it has extended the expiration date of its previously announced rights offering to purchase up to an aggregate of 4.3 million shares of the Company’s common stock from 5:00 p.m. New York City time on Wednesday, March 18, 2015 to 5:00 p.m. New York City time on Friday, March 20, 2015.

On March 17, 2015, the Company received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that for the preceding 30 consecutive business days, the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on The NASDAQ Capital Market under the symbol “VLTC.”

NASDAQ stated in its letter that in accordance with the NASDAQ Listing Rules, the Company will be provided 180 calendar days, or until September 14, 2015, to regain compliance with the minimum bid price requirement. If at any time before September 14, 2015 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid requirement.

If the Company does not regain compliance with the minimum bid price requirement by September 14, 2015, the Company may be eligible for additional time to comply with the minimum bid price requirement. In order to be eligible for such additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, and must notify NASDAQ in writing of its intention to cure the deficiency during the second compliance period. However, if it appears to NASDAQ that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible for additional time, the NASDAQ staff will provide the Company with written notification that its common stock will be subject to delisting from The NASDAQ Capital Market.

The Company is considering available options to resolve this listing deficiency and to regain compliance with the minimum bid price requirement. The Company has not made any such determination at this time.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Voltari

Voltari empowers its customers (including brands, marketers and advertising agencies) to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, digital marketing and advertising solutions, primarily over smartphones and other mobile devices. Voltari makes use of advanced predictive analytics capabilities and real-time data management (including sophisticated data curation and modeling) as well as audience targeting services provided by third parties to deliver the right content to the right person at the right time. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our customers. For more information, visit http://www.voltari.com or follow @voltarimedia on Twitter.

Forward-Looking Statements

Statements made in this release and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to whether we will be successful in raising any capital in the rights offering and what proceeds we will receive in the rights offering. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward looking statement. These statements represent beliefs and expectations only as of the date they were made. Other uncertainties are described more fully in our filings with the Securities and Exchange Commission.

Investor Contact:

Jennifer Jarman

The BlueShirt Group

(415) 217-5866

jennifer@blueshirtgroup.com